CONTRIBUTION AGREEMENT

This Contribution Agreement ("Agreement") is made August 27, 2018 and effective as of August 28, 2018 by and between Wound Care Innovations, LLC, a Nevada limited liability company ("Wound Care"), CGI Cellerate RX, LLC, a Texas limited liability company ("CGI Cellerate") and Cellerate, LLC a Texas limited liability company (the "Company"). Wound Care and CGI Cellerate shall be referred to collectively as the "Contributors" and singularly as the "Contributor". Wound Care, CGI Cellerate and the Company shall be referred to collectively as "Parties", or singularly as the "Party."

WITNESSETH:

WHEREAS, Wound Care has in its possession certain inventory as more fully described on Schedule A (the "Inventory"), has ownership of certain part numbers, UPCs and UPC numbers as more fully described on Schedule B (the "Wound Care Product Codes and Product UPCs"), and has ownership of certain trademarks as more fully described on Schedule C (the "Wound Care Trademarks"); and

WHEREAS, CGI Cellerate has license and distributor rights for various products as more fully described on Schedule D (the "Initial Products"), and certain trademarks more fully described on Schedule E (the "CGI Trademarks" and, together with the Wound Care Trademarks, the "Trademarks"); and

WHEREAS, the Contributors have formed the Company; and

WHEREAS, Wound Care desires to contribute to the Company, the Inventory, Wound Care Product Codes and Product UPCs, certain personnel, and certain rights, title and interest in the Wound Care Trademarks; and

WHEREAS, CGI Cellerate desires to enter into the Sublicense Agreement, pursuant to which, among other things, CGI Cellerate will sublicense to the Company, the right to manufacture and distribute the Initial Products and use the CGI Trademarks in the Territory, and contribute certain personnel; and

WHEREAS, in conjunction with this Agreement, the Contributors desire to enter into an Operating Agreement governing the relationship and governance of the Company;

NOW, THEREFORE, the Parties do hereby agree as follows:

1. Definitions.

    a. "Actual Sales Income" means all cash payments received by the Company or directly by either the Company or Contributors for the Products and any other additional products manufactured, marketed or distributed by the Company as may be agreed by the Managers of the Company.

b. "Affiliates" means, with respect to any person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, members, general partners, or Persons exercising similar authority with respect to such Person or entities.

c. "Business" means the distribution and sale of collagen-based products or other products into the Wound Care Market and surgical markets, and other related healthcare markets as agreed to by the Board of Managers.

d. "Intellectual Property" means all intellectual property created or derived and owned by a Party including the Trademarks, trade secrets, business methods, technology developments, and know-how.

e. "Operating Agreement" means that certain Operating Agreement of Cellerate, LLC executed as of even date herewith.

f. "Person" means any individual, company, partner, (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

g. "Products" means the Initial Products.

h. "Sublicense Agreement" means that certain Sublicense Agreement, by and between CGI Cellerate and the Company as of even date herewith.

i. "Territory" means the Wound Care Market and surgical market in the United States, Canada and Mexico, and such future additions as may be agreed to by the Managers of the Company (as defined herein) from time to time.

j. "Wound Care Market" means the care for human external wounds, including but not limited to the treatment of external, tunneled or undermined wounds (including, without limitation, pressure ulcers (Stages I-IV), venous stasis ulcers, diabetic ulcers, ulcers resulting from arterial insufficiency, surgical wounds, traumatic wounds, first and second-degree burns, superficial wounds, cuts, scrapes, skin tears, skin flaps and skin grafts.

k. "WNDM" means Wound Management Technologies, Inc., a Texas corporation doing business as WNDM Medical Inc., and publicly traded on the OTC Markets Exchange.

All defined terms contained herein and not otherwise defined shall have the meaning as contained in the Operating Agreement.

2. Intention of the Contributors. It is the intent of the Contributors to cooperate with each other in the creation and development of the Business for the mutual benefit of the Contributors within the Territory.

3. Managers of the Company. Wound Care shall appoint Michael Carmena to be its initial designee as a Manager of the Company. CGI Cellerate shall appoint Ron Nixon to be its initial designee as a Manager of the Company. The Contributors agree that the Company shall be managed by two (2) Managers subject to the provisions contained in the Operating Agreement. CGI Cellerate reserves the right to approve any substitute Manager for Wound Care, which approval will not be unreasonably withheld or delayed. The term "Manager" shall herein refer to the Managers of the Company.

4. Officers. The Company shall appoint officers as provided in the Operating Agreement.

ARTICLE II
Contributions and Responsibilities of the Parties

2.1 Contributions and Responsibilities of Wound Care:

As consideration for ownership interest in the Company, Wound Care agrees to do the following:

2.1.1 Inventory, Wound Care Product Codes and Product UPCs, and Wound Care Trademarks Contribution: Transfer good and indefeasible title to all of the Inventory, Wound Care Product Codes and Product UPCs and Wound Care Trademarks to the Company free and clean of all liens and encumbrances.

2.1.2 Promissory Note: Cause WNDM to execute that certain convertible promissory note of even date herewith made by WNDM in favor of CGI Cellerate (the "Promissory Note").

2.1.3 Fair Market Value. The agreed upon fair market value of the contributions of Wound Care to the Company as provided above is $2,000,000.

2.1.4 Membership Units. In consideration for the above contributions, the Company hereby accepts the above contributions from Wound Care, and at the Closing, the Company will issue Wound Care 5,000 Membership Units, and Wound Care will execute the

Operating Agreement to become a member of the Company and to own such Membership Interests.

2.1.5 Responsibilities: Provide regulatory, operational support, growth strategy and clinical data for the Products and any other additional products manufactured, marketed or distributed by the Company as may be agreed by the Managers of the Company as mutually agreed to by the Parties from time to time.

2.2 Contributions and Responsibilities of CGI Cellerate:

As consideration for its ownership interest in the Company, CGI Cellerate agrees to do the following:

2.2.1 Sublicense: Enter into the Sublicense Agreement. Additionally, utilize commercially reasonable efforts to provide a sublicense or license and distribution rights from the various manufacturers designated therein for use of any products (other than the Initial Products) to which CGI Cellerate owns license or distribution rights within the Territory.

2.2.2 Fair Market Value. The agreed upon fair market value of the contributions of CGI Cellerate to the Company as provided above is $2,000,000.

2.2.3 Membership Units. In consideration for the above contributions, the Company hereby accepts the above contributions from CGI Cellerate, and at the Closing, the Company will issue CGI Cellerate 5,000 Membership Units, and CGI Cellerate will execute the Operating Agreement to become a member of the Company and to own such Membership Interests.

2.2.4 Responsibilities of CGI Cellerate: (i) Provide regulatory, operational support, growth strategy and clinical data for the Products and any other additional products manufactured, marketed or distributed by the Company as may be agreed by the Managers of the Company as mutually agreed to by the Parties from time to time; (ii) utilize commercially reasonable efforts to maintain all license, distribution and other rights relating to any products sublicensed to the Company (whether through the Sublicense Agreement or otherwise); and (iii) utilize commercially reasonable efforts to procure on behalf of the Company, all new UPCs and part numbers that are required under applicable law for the manufacture, distribution and/or sale of any products.

2.3 Contributions and Responsibilities of the Company.

2.3.1 Operations: The Company will have complete discretion to conduct and run the day-to-day operations of the Company's Business, including any future new business opportunities adopted by the Managers. This discretion in the Company includes, without limitation, all decisions regarding the selection of any products in addition to the Initial Products, their composition, insurance, purchasing, billing, accounting, legal services (if necessary for the Company), and maintenance of all daily activity including financial

oversight, bank account reconciliation and operation, payables and receivables management, etc.

2.3.2 Product Expenses: The Company shall be responsible for paying, as it deems necessary, all expenses incurred to acquire, maintain and store all products, including without limitation, ingredients, Insurance, Taxes, regulatory fees, any overrides or royalties due to applicable licensors (including CGI Cellerate), bags, bagging costs, labels/relabels, pallets, warehousing/storage expense, fuel and utility expenses, equipment and facilities maintenance and repair costs, safety equipment and clothing, laboratory and testing expenses, delivery costs, and all other products labor costs ("Product Expenses").

2.3.3 Insurance: The Company will be responsible for obtaining and maintaining liability insurance, as it deems necessary, to cover the operations of the Company and the and any products manufactured, marketed or distributed by the Company, in amounts, with carriers, and subject to the conditions it determines appropriate and necessary for performance of the purposes of this Agreement, with the expense of such insurance to be borne by the Company ("Insurance").

2.3.4 Approvals and Permits: The Company will acquire and maintain all necessary approvals and permits to acquire, maintain and store the Products and any other additional products manufactured, marketed or distributed by the Company as may be agreed by the Managers of the Company; and lease, sublease and operate facilities and equipment, as it deems necessary to fulfill the intentions of the Parties under this Agreement and carry on the Business (collectively "Permits").

2.3.5 Ownership: The Company will own the distribution rights as stated herein to all Products and any other additional products manufactured, marketed or distributed by the Company as may be agreed by the Managers of the Company licensed or sublicensed and provided under this Agreement within the Territory. The Company will be responsible for collecting and paying all applicable taxes, if any, associated with the sale of any products ("Taxes"), with the expense of such Taxes to be borne by the Company.

2.3.6 Operating Bank Account: The Company shall maintain in the name of the Company, a bank account or bank accounts, to be located at a bank of the Company's choice, which requires only the signature of the Company's officers, for use under this Agreement, to deposit all monies, revenues and payments to the Company, and to pay the Expenses, as defined herein below (the "Operating Bank Account"). The Contributors will be informed of the location of all such Operating Bank Accounts and provided with a copy of the monthly statements.

2.3.7 Sharing of Pre-Tax Profits: The Company will split the Pre-Tax Profits (as defined herein below) between the Members as determined in accordance with their respective percentage Membership Interest in the Company, and, in each case, after allocation of the necessary capital expenses as determined by the Managers. The Contributors agree that

the "Pre-Tax Profits" will be determined quarterly and paid out or reinvested in this effort quarterly, based on good business practices and the anticipated expenses and cash requirements of the current Annual Budget.

2.3.8 Line of Credit: The Company shall have the responsibility for procuring a working capital line of credit from a reputable bank located in the state of Texas in the amount of $500,000 or such greater amount as may be mutually agreed upon by the Managers.

ARTICLE III
Contributions and Responsibilities of the Company

3.1 Preparation: The Company will be responsible for preparing an annual operating plan, including revenue forecast for each year of operations under this Agreement ("Annual Budget"). The Company will provide the Annual Budget, together with all calculations and supporting documentation, to the Contributors at least sixty (60) days prior to the first day of each calendar year.

3.2 Review by Contributors: The Contributors will have thirty (30) days to review, comment or approve the Annual Budget. If both Contributors do not approve the Annual Budget within the thirty (30) day review period, the Parties agree to meet and confer on the proposed Annual Budget within the next ten (10) business days. If the Parties are not able to resolve their differences regarding a proposed Annual Budget, at least thirty (30) days before the beginning of the proposed Annual Budget, then the decision of the Manager appointed by CGI Cellerate shall prevail.

ARTICLE IV
Intellectual Property

4.1 Confidentiality: The Parties agree that all Intellectual Property, owned by such Party, as well as any correspondence, writings, and communications regarding the Intellectual Property constitute Confidential Information (as hereinafter defined), and each agrees to strictly comply with the requirements for the treatment of Confidential Information as set forth in Article V herein below.

4.2 Trademarks: The Parties to this Agreement especially agree that the Company will have no rights, title or interest in any Intellectual Property or Trademarks owned by either of the Contributors other than to the extent, if any, that such Intellectual Property or Trademarks are specifically licensed or contributed to the Company (whether pursuant to this Agreement, the Sublicense Agreement, or otherwise).

ARTICLE V
Confidentiality

5.1 Confidential Information: For the term of the Agreement, each Party will protect any documents, reports or communications, as well as, any information marked "confidential"

or "proprietary" received under this Agreement (collectively "Confidential Information"), against disclosure to unauthorized third parties. The Parties agree that in handling the Confidential Information, they will employ the same standard of care and diligence generally exercised by the receiving party with respect to its own confidential or proprietary information. The Parties further agree to only disclose such Confidential Information internally within their own organizations, to those employees with a need to know the Confidential Information and its professional advisors, all of whom are advised of the confidential nature of such Confidential Information. For purposes of this provision, unauthorized third parties do not include, a Party's own auditors or accountants, governmental authorities with a legal right to view such information, or court ordered disclosures. For purposes of this provision, unauthorized third parties specifically include, without limitation, competitors or potential competitors, other license holders under the Intellectual Property, and any third party, individual, corporation or other entity, without the prior written consent of the other Parties.

5.2 Parent & Subsidiary Companies: If Confidential Information is provided to subsidiaries or parent companies of the other Parties, these subsidiaries or parent companies are hereby obligated to comply with the provisions of this Article V.

5.3 Exclusions from Confidential Information: Information, documents and communications received by a Party under this Agreement will be deemed NOT to be Confidential Information if such information document or communication was:

(A) Published or otherwise made available to the public other than by a breach of this Agreement;
(B) Furnished to a Party by an independent third party without any restrictions on its disclosure;
(C) Approved for release in writing by the Party to whom the information, documents or communications belong; or
(D) Known to or independently developed by the Party receiving such, without reference to or use of any Confidential Information.

In addition, the Parties acknowledge and agree that WNDM is a publicly-traded company that is subject to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and that notwithstanding anything in this Agreement to the contrary, certain information (including, without limitation, this Agreement, the Operating Agreement, the Parties and the operations of the Company) will be required to be disclosed under the Securities Act and the Exchange Act, and Wound Care and WNDM may disclose any such information to the extent required by law. The Parties will endeavor to mutually agree on what information, if any, will be disclosed by WNDM prior to such disclosure, provided, however, that WNDM will have the right to make the final decision as to what information is required to be disclosed in accordance with applicable law.

ARTICLE VI
Representations and Warranties

6.1 Mutual Representations and Warranties: The Contributors make the following limited representations and warranties to each other and to the Company, effective as of the date of execution of this Agreement:

6.1.1 No Other Undertakings. Neither Contributor nor their Affiliates have entered into any other agreement or undertaking, commitment or understanding of any kind or nature between themselves and any third person, firm, corporation, company, or other entity, with respect to or relating in any way to the Business, which could reasonably be deemed to be competitive with the Business of the Company or which could reasonably be expected to materially interfere with the Company's ability to create a profit as contemplated by this Agreement.

6.1.2 Corporate Existence.

(a) CGI Cellerate is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations, present or future, under this Agreement.

(b) Wound Care is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to conduct its business; own its properties; and to execute and deliver, and perform all of its obligations, present or future, under this Agreement.

6.1.3 Due Authorization. The Contributors' execution, delivery and performance of the terms of this Agreement have been duly authorized by all necessary corporate or company action and do not and will not (i) require any further consent or approval of their respective stockholders, members, directors, managers or officers, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to them or of their respective charters, by-laws or operating agreements, or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which either of them are a party or by which either of them or their respective properties may be bound or affected.

6.1.4 No Governmental Approvals. The execution, delivery and performance of the terms of this Agreement do not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality.

6.1.5 No Litigation. There are no claims, actions, suits or proceedings pending or, to the

knowledge of the Contributors, threatened against or affecting (i) the Contributors to this Agreement or any of their respective Intellectual Property, (ii) the execution of this Agreement, or (iii) the performance by either Contributor of its obligations under this Agreement.

6.1.6 Enforceability. This Agreement constitutes the valid and legally binding obligation of the Parties, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

6.2 Representations of CGI Cellerate: CGI Cellerate hereby represents and warrants to Wound Care that the Company does not have, and has not had since its formation, any revenues, operations, oligations or liabilities.

6.3 Survival. The representations and warranties contained herein shall survive the execution of this Agreement.

ARTICLE VII
Mediation First

Except as may otherwise be provided in the Operating Agreement, the Parties agree that it is prudent to meet to resolve any disagreements, and failing reaching an agreement, to submit unresolved disputes under this Agreement to mediation before filing a lawsuit. The intent of the Parties in submitting a dispute to mediation is to save time and money, retain control over and confidentiality of their matters, and maintain their business relationships. If a Party to this Agreement fails to submit an eligible matter to mediation before filing suit, then the Parties agree that the Court where the matter has been filed shall have the authority to (1) send the Parties out to a Court appointed mediator, for mediation, before proceeding with the litigation case, or (2) dismiss the Parties' cases without prejudice, for failure to comply with the terms of this Agreement. The Parties agree, however, that certain matters are not appropriate for mediation and hereby exclude the following types of matters from the mediation requirement: temporary or permanent injunction and suits for specific performance. Should any Party wish to submit a dispute to mediation, they shall notify the other in writing of their decision to submit to mediation, together with a written list of three acceptable proposed "neutral" mediators, each with at least 10 years of experience as an attorney or judge in business law matters and at least one year of experience in mediation, their resumes, contact information and costs. In order to qualify as a neutral mediator, a person must have no personal or financial interest in any Party and no prior business, family or personal relationship with any Party. The Party receiving the notice of mediation, will have the right to select any one of the three proposed mediators and contact the selected mediator, who will make the arrangements for the mediation. The Parties to such mediation agree that they will split the cost of the mediator's services, equally, and will pay their own attorneys' fees, if any, at the mediation. For the avoidance of doubt, nothing contained in this Article VII or otherwise in this

Agreement shall supersede the method set forth in the Operating Agreement for resolving disagreements between the Board of Managers, and in the event of any conflict with respect thereto, the Operating Agreement shall control.

ARTICLE VIII
Term and Notice

8.1 Term of Agreement: This Agreement will become effective as of the date of full execution by the Parties and shall continue in full force and effect until the earlier to occur of: (i) there being only one Member of the Company, or (ii) the written agreement of all the Parties hereto (the "Term").

8.2 Notice of Breach: In the event any Party fails, refuses or becomes unable to substantially perform any material obligations to be performed by it under this Agreement (a "Breach") at any time during the Term, the other Parties shall give written notice of the Breach in accordance with the Notice provisions of Article XI herein below, and provide a reasonable opportunity to cure before attempting to terminate this Agreement.

8.3 Survival of Provisions: Upon expiration or termination of this Agreement as provided herein or by operation of law or otherwise, all rights granted or obligations undertaken under this Agreement will terminate with such expiration or termination, except the obligations set forth in Article IV, Article V and Articles VII – XII will survive the expiration or termination, and the representations and warranties set forth in Article VI will survive the expiration or termination of this Agreement, as set forth in Section 6.3.

8.4 Other Agreements: Any other agreements between the Parties or some of the Parties, which are not a part of this Agreement, will not be affected by the termination of this Agreement.

ARTICLE IX
Contract Interpretation

9.1 Choice of Law: This Agreement and the performance of the parties under this Agreement will be construed in accordance with and governed by the laws of the State of Texas. After compliance with the Mediation provision set forth as Article VII herein above, the Parties agree to submit any judicial disputes to the appropriate courts in Harris County, Texas.

9.2 Violations of Law: None of the Parties intend to obligate any of the other Parties to enter into any agreement or take any action that would constitute a violation of any law, regulation or contract applicable to the other Parties.

9.3 Unenforceability of Provision: If any provision of this Agreement is for any reason found to be ineffective, unenforceable or illegal by any court having jurisdiction, that condition will not affect the validity or enforceability of any of the remaining portions of this Agreement; provided, further, that the Parties will negotiate in good faith to replace any ineffective, unenforceable or illegal provisions as soon as is practical.

9.4. Conflicts: In the event of a conflict between any provision of this Agreement and a provision of any of the other agreements contemplated by the Parties, the provision of this Agreement will prevail.

9.5. No Further Obligations: The Parties agree that no provision of this Agreement will obligate any of the Parties to grant any rights or furnish any information to any other Party which rights or information are not specifically provided for under this Agreement.

9.6. Interpretation: The Parties acknowledge that they have had separate legal representation in the negotiation and preparation of this Agreement, and as such, agree that the provisions of this Agreement shall not be interpreted against either as its author, but shall be interpreted in such a way as to maximize the benefit of this Agreement to the Company.

9.7 Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

9.8 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all Members hereto, notwithstanding that all the Members have not signed the same counterpart. Each Member agrees that a photocopy, electronically signed copy, or facsimile version of this Agreement shall be effective and binding as an original.

ARTICLE X
Force Majeure

No Party will be liable in damages or have the right to terminate this Agreement for any delay or default in performance under this Agreement if such delay or default is caused by conditions beyond the control of the delaying or defaulting Party, including but not limited to acts of God, government restrictions or regulations, continuing domestic or international problems such as wars or insurrections, terrorist attacks, strikes, fires, floods, work stoppages and embargoes.

ARTICLE XI
Reporting and Audits

11.1 Complete Books of Account: The Company shall keep complete and accurate books and records of all transactions under this Agreement ("Books and Records") in accordance with GAAP, consistently applied. The Books and Records shall be kept at the Company's

executive offices. The Books and Records shall be open to inspection and copying by each Contributor or its duly authorized accountants during normal business hours, on twenty-four (24) hours' notice to each Contributor. The costs of any such inspection and copying shall be borne by the inspecting Contributor.

11.2 Annual Audit: The Company shall engage an independent certified public accounting firm to conduct an annual audit of the Company's financial statements.

11.3 Taxes: Each Party will be responsible to properly include in any federal or state income tax return which it files, any income received under this Agreement.

ARTICLE XII
Notices

All notices required or permitted to be given under this Agreement will be in writing and will be valid and sufficient if (1) dispatched by certified or registered U.S. Postal Service mail, postage paid and addressed to the other party at the address stated herein; or (2) delivered via facsimile or email transmission, with a copy sent first class U.S. Postal Service mail, postage paid and addressed to the other party at the address stated herein; or (3) delivered by private carrier (such as Federal Express, UPS or other commercial service) with written proof of delivery to the other party at the address stated herein; or (4) if delivered in person. The addresses of the Parties are as follows:

If to Wound Care:

WMDM Medical Inc.
Attn: J. Michael Carmena, CEO
1200 Summit Avenue, Suite 414
Fort Worth, TX 76102
Email: mcarmena@wndm.com

f to CGI Cellerate:

CGI Cellerate RX, LLC
Attn: Ron Nixon, President
1375 Enclave Parkway
Houston, TX 77077
Email: rnixon@tcgfunds.com

If to the Company:

Cellerate, LLC
Attn: Brad Gurasich, Vice President
7500 Rialto Boulevard
Building 2, Suite 220
Austin, TX 78735
Email: bradgurasich@tcgfunds.com

Any Party may change its address by a notice given to the other Parties in the manner set forth above.

IN WITNESS WHEREOF, each Party has had this Agreement executed by its respective authorized officer on the first date written above.

SIGNATURE PAGE FOLLOWS

Wound Care Innovations, LLC
a Nevada limited liability company

By: /s/ J. Michael Carmena
J. Michael Carmena
Chief Executive Officer

CGI CELLERATE RX, LLC
a Texas limited liability company

By: /s/ Ron Nixon
Ron Nixon, President

THE COMPANY IS EXECUTING THIS AGREEMENT FOR THE PURPOSE OF EVIDENCING ITS AGREEMENT TO THE TERMS AND PROVISIONS CONTAINED HEREIN THAT ARE APPLICABLE TO IT.

CELLERATE, LLC
a Texas limited liability company

By: _/s/ Brad Gurasich
Brad Gurasich, Vice President

Schedule A
Inventory

Estimated Inventory at August 1, 2018

Item	Description	Expire Date	Units	Unit Cost	Value
Finished Goods					
CRXG-28GMEA-A	28GM GEL	6/30/2020	19,500	$ 8.21	$160,156
WCI-05-SACRXP-A	5GM SX POWDER	7/31/2020	5,100	$ 26.05	$132,876
WCI-01-SACRXP-A	1GM SX POWDER	8/31/2020	6,100	$ 12.38	$ 75,500
CRXP-1GMBX-24-A	1GM WC PACKER - 24 EA	4/30/2020	450	$ 141.54	$ 63,694
CRXG-6GMBX-1SX	6GM SX GEL	11/30/2018	995	$ 4.79	$ 4,766
Total Finished Goods Inventory					**$436,991**
Components					
TUBE 6GM	XP-TUB-TUBE 6G		57,394	$ 0.2390	$ 13,717
TUBE 28GM	XP-TUB-TUBE 28G		36,519	$ 0.2600	$ 9,495
BOX 1GM SX	XP-1GMSURGBOX 3x1.5x7		23,700	$ 0.1850	$ 4,385
BOX 5GM SX	XP-5GMSURGBOX 3x1.5x7		12,489	$ 0.2513	$ 3,138
LABEL 5GM WC	LABEL 5GM WC POWDER		16,803	$ 0.0400	$ 672
LABEL 1GM SX	XP-1GMSURGLAB .75x2.625		25,101	$ 0.0252	$ 633
LABEL 1GM WC	XP-LBL 1GM 6.75x2.625		15,814	$ 0.0178	$ 281
LABEL 5GM SX	XP-5GMSURGLAB 1.25x3		4,201	$ 0.0600	$ 252
Total Component Inventory					**$ 32,573**
Total Inventory					**$469,565**

Schedule B

Wound Care Product Codes and Product UPCs[1]

Product Code	Product Description					Count		UPC Number
CRXP-1GMBX-24	CellerateRX®	Powder	1	gm	bottle	24	per box	(01) 0 837798 00510 4
CRXG-6GMBX-1	CellerateRX®	Gel	6	gm	tube	1	each	00852373008011
CRXG-6GMBX-10	CellerateRX®	Gel	6	gm	tube	10	per box	(01) 0 837798 00401 5
CRXG-28GMEA	CellerateRX®	Gel	28	gm	tube	1	each	(01) 2 837798 00428 0
WCI-01-SACRXP	CellerateRX®	Surgical Powder	1	gm	bottle	1	each	(01) 2 837798 006017
WCI-05-SACRXP	CellerateRX®	Surgical Powder	5	gm	bottle	1	each	(01) 2 837798 006055

[1] To be updated to reflect additional products contributed by Wound Care.

Schedule C

Wound Care Trademarks[2]

ACTIVATED COLLAGEN

Word Mark	**ACTIVATED COLLAGEN**
Goods and Services	IC 005. US 006 018 044 046 051 052. G & S: Non-medicated preparations consisting of hydrolyzed collagen powder and gel used for the management of wounds, ulcers, and 1st and 2nd degree burns. FIRST USE: 20041231. FIRST USE IN COMMERCE: 20041231
Standard Characters Claimed	
Mark Drawing Code	(4) STANDARD CHARACTER MARK
Serial Number	85099930
Filing Date	August 4, 2010
Current Basis	1A
Original Filing Basis	1A
Published for Opposition	August 9, 2011
Registration Number	4043942
Registration Date	October 25, 2011
Owner	(REGISTRANT) Wound Care Innovations, LLC LIMITED LIABILITY COMPANY NEVADA 1200 Summit Ave, Suite 414 Fort Worth TEXAS 76102
Attorney of Record	Sara K. Borrelli
Disclaimer	NO CLAIM IS MADE TO THE EXCLUSIVE RIGHT TO USE "COLLAGEN" APART FROM THE MARK AS SHOWN
Type of Mark	TRADEMARK
Register	PRINCIPAL-2(F)
Affidavit Text	SECT 15. SECT 8 (6-YR).
Live/Dead Indicator	LIVE

[2] To be updated to reflect additional products contributed by Wound Care.

CRXα

Word Mark	**CRX**
Goods and Services	IC 005. US 006 018 044 046 051 052. G & S: Non-medicated preparations consisting of hydrolyzed collagen powder and gel used for the management of wounds, ulcers, and 1st and 2nd degree burns. FIRST USE: 20041231. FIRST USE IN COMMERCE: 20041231
Mark Drawing Code	(3) DESIGN PLUS WORDS, LETTERS, AND/OR NUMBERS
Design Search Code	28.01.05 - Alpha (Greek letter); Greek characters; Omega (Greek letter)
Serial Number	85099934
Filing Date	August 4, 2010
Current Basis	1A
Original Filing Basis	1A
Published for Opposition	August 9, 2011
Registration Number	4043943
Registration Date	October 25, 2011
Owner	(REGISTRANT) Wound Care Innovations, LLC LIMITED LIABILITY COMPANY NEVADA 1200 Summit Ave, Suite 414 Fort Worth TEXAS 76102
Attorney of Record	Sara K. Borrelli
Description of Mark	Color is not claimed as a feature of the mark. The mark consists of the letters "CRX" followed by the Greek letter alpha in subscript.
Type of Mark	TRADEMARK
Register	PRINCIPAL
Affidavit Text	SECT 15. SECT 8 (6-YR).
Live/Dead Indicator	LIVE

Schedule D
Products

CellerateRX® Medical Hydrolysate of Type 1 bovine collagen without any additional additives chemicals or ingredients, in gel (>60% collagen), powder (>90% collagen) and spray (not yet offered) form.

Schedule E
CGI Trademarks

Word Mark	**CELLERATE RX**
Goods and Services	**IC 001. US 001 005 006 010 026 046. G & S: Biochemical, namely, collagen for use in the manufacture of nutritional supplements and pharmaceutical preparations. FIRST USE: 20000800. FIRST USE IN COMMERCE: 20000800** **IC 005. US 006 018 044 046 051 052. G & S: Pharmaceutical preparation, namely, collagen for wound care, dental purposes, and the treatment of arthritis; collagen for use as a dietary supplement. FIRST USE: 20000800. FIRST USE IN COMMERCE: 20000800**
Standard Characters Claimed	
Mark Drawing Code	**(4) STANDARD CHARACTER MARK**
Serial Number	**78634630**
Filing Date	**May 23, 2005**
Current Basis	**1A**
Original Filing Basis	**1A**
Published for Opposition	**June 6, 2006**
Registration Number	**3135346**
Registration Date	**August 29, 2006**
Owner	**(REGISTRANT) Applied Nutritionals, LLC LIMITED LIABILITY COMPANY DELAWARE 1817 Apple Tree Lane West Bethlehem PENNSYLVANIA 18015**
Attorney of Record	**Clinton H. Wilkinson**
Disclaimer	**NO CLAIM IS MADE TO THE EXCLUSIVE RIGHT TO USE "RX" APART FROM THE MARK AS SHOWN**
Type of Mark	**TRADEMARK**
Register	**PRINCIPAL**
Affidavit Text	**SECT 15. SECT 8 (6-YR). SECTION 8(10-YR) 20151116.**
Renewal	**1ST RENEWAL 20151116**
Live/Dead Indicator	**LIVE**